UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 12, 2013

GLOBAL AXCESS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-17874	88-0199674
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 Belfort Parkway, Suite 165, Jacksonville, Florida		32256
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(904) 280-3950

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On September 12, 2013, Lock Ireland, Robert Landis, Joseph Loughry and Eric Weinstein resigned from their positions as directors of the Company, to be effective upon the completion of the closings of the Asset Purchase Agreement related to the sale of the Company’s ATM assets, as described in Item 1.01 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on August 6, 2013, and the Asset Purchase Agreement related to the sale of the Company’s DVD assets, as described in Item 1.01 of the Company’s Current Report on Form 8-K, filed with the SEC on September 3, 2013.

The resignation of each director was related to the filing of the Chapter 11 Petition, as described in Item 1.03 of the Company’s Current Report on Form 8-K, filed with the SEC on August 6, 2013, and was not due to any disagreement with the Company.

Item 7.01 Regulation FD.

The Company’s management has noticed high trading volume in the Company’s common stock, $0.001 par value, following its filing of Chapter 11 with the Bankruptcy Court on August 5, 2013. Stockholders of a company in Chapter 11 generally receive value only if all claims of the company’s secured and unsecured creditors are fully satisfied. In this case, the Company’s management strongly believes that it is highly unlikely that all such claims will be fully satisfied. Accordingly, it is expected that the Company’s equity holders will experience a complete loss of their investment as a result of the Company’s Chapter 11 bankruptcy proceedings, as previously disclosed in the Company’s Form 8-K filed on August 6, 2013 and in its Form 10-K for the fiscal year ended December 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL AXCESS CORP.

Dated: September 18, 2013	By:	/s/ David Bagley
	Name: Title:	David Bagley Chief Operating Officer